EXHIBIT 99.1

The Genlyte Group Inc.
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

Genlyte Announces Acquisition of Thomas Industries’ 32%
Minority Interest in Genlyte Thomas Group LLC

Contact:  William G. Ferko, CFO

(502) 420-9502

LOUISVILLE, KY, May 20, 2004 – The Genlyte Group Inc. (NASDAQ: GLYT) reached an agreement to acquire the 32% minority interest owned by Thomas Industries Inc. (NYSE: TII) in Genlyte Thomas Group LLC (GTG).  The agreement was approved by the board of directors of both The Genlyte Group Inc. and Thomas Industries Inc., and is subject to certain contingencies including Hart-Scott-Rodino regulatory approval and certain financing contingencies.

Genlyte will acquire Thomas Industries’ 32% interest in GTG for a cash price of $386.5 million plus 32% of GTG’s earnings, less distributions to Thomas Industries, from January 1, 2004 through the closing of the transaction which is scheduled for the end of July.  The total cash consideration will be approximately $400 million.  The transaction will be structured as an asset purchase of various interests owned by Thomas Industries and certain of its subsidiary entities.  The present value of the anticipated tax benefits related to the asset step-up is $40 - $50 million, and thus, the purchase price net of tax benefits is approximately $350 to $360 million.

Larry K. Powers, President and Chief Executive Officer of GTG and Chairman, President and CEO of The Genlyte Group commented, “We are pleased that we are able to accomplish our long term goal that we set in 1998 when we combined the lighting businesses of Genlyte and Thomas to form our operating entity, Genlyte Thomas Group LLC.  The 1998 transaction enabled us to achieve cost and market synergies that benefited our shareholders, customers, and employees.  The LLC structure and our relationship with Tim Brown, the President and CEO of Thomas Industries, and his management team, have been a very positive experience.

“The transaction will have no impact on the sales, marketing, or operations of GTG.  The GTG operating division management structure and the corporate management structure of Genlyte and GTG will not change as a result of the transaction.”

William Ferko, Vice President and CFO of the Genlyte Group commented, “This transaction is expected to be slightly accretive to earnings for 2004 and will also be significantly more accretive to earnings for 2005.  The transaction will be accounted for as an asset purchase where 32% of GTG’s assets and intangibles will be stepped up for both accounting and tax purposes, resulting in additional depreciation and intangible amortization expense.  The exact amount of the step-up and the related depreciation impact on earnings will be subject to the results of fair market value appraisals. In addition, purchase accounting will require us to eliminate 32% of the operating earnings resulting from orders that are in our backlog and finished goods inventory as of the closing date.  As a result, although we will incur increased financing costs, Genlyte’s pre-tax income will not increase until after the two to three months that it will take for the backlog and finished goods inventory to flow through the income statement.  The consolidated sales of Genlyte will not be impacted by the transaction.

“This transaction will add an acceptable level of leverage to Genlyte and reduce our blended cost of capital.  The transaction will be financed with approximately $100 million of Genlyte’s current cash balances plus approximately $300 million to be borrowed from a new credit facility. Total net debt after the transaction will be approximately $315 million. Genlyte’s total debt after the transaction will be approximately 2.5 times Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).”

Lehman Brothers provided the Genlyte Board of Directors a fairness opinion in connection with this transaction.

Prior to the closing of this transaction The Genlyte Group Incorporated (Nasdaq: GLYT) will hold a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls and related products for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The term “EBITDA” refers to a financial measure that is defined as earning (loss) before interest, taxes, depreciation and amortization.  EBITDA is commonly used to analyze companies on the basis of leverage and liquidity.  However, EBITDA is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies.  EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP.  We have presented EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals, customer acceptance of new product offerings, increases in commodity energy and freight costs, slowing of the overall economy, weakness in the commercial, residential and industrial construction markets, increases in interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.